Exhibit 4.25

HARRAH’S OPERATING COMPANY, INC.

as Issuer

AND

HARRAH’S ENTERTAINMENT, INC.

as Guarantor

AND

U.S. BANK, NATIONAL ASSOCIATION

as Trustee

SECOND SUPPLEMENTAL INDENTURE

Dated as of January 8, 2008

to

the Amended and Restated Indenture

Dated as of July 28, 2005

Floating Rate Contingent Convertible Senior Notes due 2024

THIS SECOND SUPPLEMENTAL INDENTURE, (the “Supplemental Indenture”), dated as of January 8, 2008, is by and among Harrah’s Entertainment, Inc., a Delaware corporation (the “Parent”), Harrah’s Operating Company, Inc., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Company”), and U.S. Bank National Association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, reference is made to that certain Amended and Restated Indenture, dated as of July 28, 2005, by and among the Parent, the Company, as successor to Caesars Entertainment, Inc., a Delaware corporation, and the Trustee, as amended and supplemented by that certain First Supplemental Indenture, dated as of September 9, 2005 (as so amended and restated, the “Indenture”) with respect to the Company’s Floating Rate Contingent Convertible Senior Notes due 2024 (the “Notes”);

WHEREAS, pursuant to Section 9.01(c) of the Indenture, the Company and the Trustee may amend or supplement the Indenture to make any other changes that does not adversely affect the rights of any Holder in any material respect;

WHEREAS, this Supplemental Indenture is intended to amend the references to denominations of the Notes contained in the Indenture;

WHEREAS, the amendments set forth herein are authorized pursuant to Section 9.01(c) of the Indenture referred to above; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree as follows:

ARTICLE I

CAPTALIZED TERMS

Section 1.1 Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture. Unless the context otherwise requires, from and after the date hereof, all references to the Indenture shall mean the Indenture as amended and supplemented hereby.

ARTICLE II

AMENDMENTS

Section 2.1 Amendments to the Indenture. All references to “only in denominations of $1,000 of principal amount and any integral multiple thereof,” “in any integral multiple of $1,000,” “in principal amounts of $1,000 and integral multiples thereof” or words of like import contained in the Indenture are hereby deleted in their entirety and replaced with “only in denominations of $1.00 of principal amount and any integral multiple thereof,” “in any integral multiple of $1.00” and “in principal amounts of $1.00 and integral multiples thereof”, as applicable.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Ratification and Effect. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Upon and after the execution of this Supplemental Indenture, each reference in the Indenture to “this Indenture”, “hereunder”, “hereof” or words of like import referring to the Indenture shall mean and be a reference to the Indenture as modified hereby.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.4 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

Section 3.5 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.6 Successors. All agreements of the Company, the Parent and the Trustee in this Supplemental Indenture shall bind their respective successors.

(THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

HARRAH’S OPERATING COMPANY, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Jonathan S. Halkyard
Name:	Jonathan S. Halkyard
Title:	Senior Vice President, Chief Financial Officer and Treasurer

U.S. BANK, N.A., as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President